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                                                                   EXHIBIT 10.17

                                                           Changes from current
                                                           plan are highlighted.

                                   EXHIBIT "C"

                               FIFTH AMENDMENT TO

                     BJ SERVICES COMPANY 1997 INCENTIVE PLAN

     WHEREAS, BJ Services Company (the "Company") has heretofore adopted the BJ Services Company 1997 Incentive Plan (the "Plan");

     WHEREAS, the Plan has heretofore been amended by three separate amendments on July 22, 1999 (the "First Amendment"), on December 9, 1999 (the "Second Amendment") and on March 22, 2001, (the "Third Amendment"); and

     WHEREAS, the Company desires to amend the Plan in certain additional respects;

     NOW THEREFORE, the Plan shall be amended as follows, effective as of October 15, 2001:

     1. Paragraph 4 of Article IV shall be amended to read as follows:

              "4. Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each option granted under Article IV shall be equal to the fair market value per share of Common Stock at the time of the grant, which shall be the per share price of the last sale of Common Stock in regular trading on the New York Stock Exchange on the trading day prior to the grant of such option as reported by The Wall Street Journal. The exercise price for each option granted under Article IV shall be subject to adjustment as provided in Article IV, Paragraph 5(e)."

     2. Paragraphs 5(a) and 5(b) of Article IV and the introductory language at the beginning of Article IV shall be amended to read as follows:

              "5. Terms and Conditions of Options. Options granted under Article IV shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with Article IV, as the Committee shall deem desirable:

                      (a) Option Period and Conditions and Limitations on
                  Exercise. Options granted under this Article IV shall be exercisable ("Vested") and shall expire at such time or times as the Committee, in its discretion, may establish in the option agreement. No option shall expire later than the date which is ten years after the date of the grant ("Option Expiration Date"). Notwithstanding any provision in the option agreement to the contrary, however, upon the occurrence of a Change of Control, each option previously granted under
                  Article IV which is not then Vested shall become immediately Vested.

                      (b) Termination of Directorship and Death. For purposes of
                  Article IV and each option granted under Article IV, a Non-Employee Director's directorship shall be deemed to have terminated at the close of Business on the day preceding

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                  the first date on which he ceases to be a member of the
                  Board for any reason whatsoever (including his death). Unless otherwise provided in the option agreement, if a Non-Employee Director's directorship is terminated for any reason whatsoever (including his death), each option granted to him under Article IV and all of his rights thereunder shall wholly and completely terminate:

                   (i) At the time the Non-Employee Director's directorship is terminated if his directorship is terminated as a result of his removal from the Board for (A) fraud, theft, or embezzlement committed against the Company or a Subsidiary, affiliated entity or customer of the Company, (B) Non-Employee Director's willful misconduct in performance of his duties as Non-Employee Director or (C) Non-Employee Director's final conviction of a felony ("Cause");

                   (ii) At the expiration of a period of one year after the Non-Employee Director's death (but in no event later than the Option Expiration Date). An option granted under Article IV may be exercised by the Non-Employee Director's estate or by the person or persons who acquire the right to exercise his option by bequest or inheritance with respect to any or all of the shares remaining subject to his option at the time of his death;

                   (iii) At the expiration of a period of three years after the
                         Non-Employee Director's directorship is terminated if such person's directorship is terminated as a result of such person's resignation or removal from the Board because of disability or if such termination occurs at the end of the Director's term following a period of service on the Board of at least three years (but in no event later than the Option Expiration Date);

                   (iv) At the expiration of a period three months after the Non-Employee Director's directorship is terminated for any reason other than the reasons specified in subparagraphs (i), (ii) or (iii) above, except as otherwise provided in subparagraphs (v) or (vi) below (but in no event later than the Option Expiration
                         Date);

                   (v) At the expiration of one year after the Non-Employee Director's directorship is terminated if such directorship is terminated (other than for Cause) within the one-year period following a Change of Control, unless subparagraphs (ii), (iii), (iv) or (vi) or Paragraph 5(g) provides for a longer period (but in no event later than the Option Expiration Date); or

                   (vi) At the date otherwise specified by the Committee, in its discretion, but not later than the Option Expiration Date."

     3. The first sentence of Article IV, Paragraph 5(c) shall be amended to read as follows:

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                  "(c) Manner of Exercise. In order to exercise an option
                  granted under Article IV, the person or persons entitled to exercise it shall deliver to the Company payment in full for the shares being purchased, together with any required withholding tax as provided in Article X."

4. Paragraph 6 of Article IV shall be renumbered as Paragraph 7 and a new Paragraph 6 shall be inserted to read as follows:

               "6. Amendment. The Committee may, with the consent of the person or persons entitled to exercise any outstanding option granted under Article IV, amend such option. The Committee may at any time or from time to time, in its discretion, in the case of any nonqualified option previously granted under Article IV which is not then immediately exercisable in full, accelerate the time or times at which such option may be exercised to any earlier time or times."